EXHIBIT 8.1

[Letterhead of Vinson & Elkins L.L.P.]

July 16, 2003

Enterprise Products Partners L.P.
2727 N. Loop West
Houston, Texas 77008

Ladies and Gentlemen:

        We have participated in the preparation of the Registration Statement on Form S-3 (such Registration Statement being referred to herein as the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof with respect to the registration of 5,000,000 common units of Enterprise Products Partners L.P. (“Enterprise”), which may be issued pursuant to Enterprise’s Distribution Reinvestment Plan. We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”).

        The statements as to matters of law and legal conclusions incorporated by reference into the Prospectus under the caption “Tax Consequences” have been prepared by us and, in our opinion, are based upon reasonable interpretations of law in effect as of the date hereof.

        We hereby consent to the references to this firm under the caption “Legal Matters” included in the Prospectus and the caption “Tax Consequences” included in Enterprise’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2003, incorporated by reference into the Prospectus, and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

VINSON & ELKINS L.L.P.